EXHIBIT 99.1

Viking Systems Reports Third Quarter Results; Provides Business Update Including Initial 3DHD System Orders

WESTBOROUGH, Mass., Nov.4, 2010 (GLOBE NEWSWIRE) – Viking Systems, Inc. (OTCBB:VKNG) today announced financial results for its third quarter ended September 30, 2010. The Company reported a net loss for the quarter ended September 30, 2010 of $632,565 or $0.01 per share and net loss of $1,378,865 or $0.03 per share for the nine months ended September 30, 2010.

Jed Kennedy, Viking Systems’ President and Chief Executive Officer, commented, “We are pleased to report that we met our primary objective of the third quarter which was to prepare our new 3DHD visualization system for launch on October 4 at the American College of Surgeons’ Clinical Congress. This effort is reflected in the substantial increase in our research and development expense during the quarter which we are confident will yield positive future returns as we move from the development phase into production and ultimately sales.”

Financial Results
Sales.  The Company had sales of $1,832,502 for the three months ended September 30, 2010 and $1,995,614 for the three months ended September 30, 2009, representing a decrease of 8%.  For the nine months ended September 30, 2010, sales increased 12% to $5,752,898 as compared with the same period in the prior year. As reported last year, sales during the quarter ended September 30, 2009 increased as compared with the same period in 2008 due primarily to increased sales volume of a proprietary visualization system designed for and distributed by one specific customer as they elected to increase inventory levels of such product during the third quarter of 2009.  This customer has not substantially changed its inventory levels of product purchased from us since September 2009.  As a result, while the Company continues to have ongoing sales to this customer, these stocking sales were not repeated in the three months ended September 30, 2010. Adjusting 2009 for this $.7 million stocking order, sales for the third quarter of 2010 would have increased by 43%.

The increase in sales during the nine months ended September 30, 2010 was due to increased sales volume of the Company’s OEM products more than offsetting decreased sales volume of its Viking branded products.   The Company has experienced increased demand from OEM customers for our 2DHD cameras.  The Company believes sales of its Viking branded products, primarily its previous generation 3Di head mounted display system have decreased due to its previous announcement and subsequent launch of its Next Generation 3DHD Visualization System in the fourth quarter of 2010.

Gross Profit. Gross profit decreased 7% for the three months ended September 30, 2010 compared with the same period in 2009 due to lower sales.  For the nine months ended September 30, 2010, gross profit increased 16% to $1,493,804, or 26% of sales compared with $1,291,534, or 25% of sales for the same period in 2009.  The increase in gross margin percentage for the nine months ended September 30, 2010 is primarily due to a higher production volumes resulting in lower per unit manufacturing costs.

Selling and Marketing Expense. Selling and marketing expenses were $219,650 for the three months ended September 30, 2010 and $208,984 for the three months ended September 30, 2009.  This represents an increase of $10,666 or 5%.  For the nine months ended September 30, 2010, selling and marketing expense decreased $126,668 or 17%.  The decrease for the nine months ended September 30 is primarily due to lower bad debt expense and lower depreciation expense related to demonstration equipment that became fully depreciated during 2009.  Compared with the third quarter of 2010, the Company expects a substantial increase in selling and marketing expenses during the fourth quarter of 2010 related to the launch of its next generation 3DHD visualization system.  These expected increased costs include promotional costs as well as depreciation expense related to new product demonstration units retained by the Company.

Research and Development Expense.  Research and development expense was $467,564 for the three months ended September 30, 2010 and $127,582 for the three months ended September 30, 2009, representing an increase of $339,982 or 266%.  For the nine months ended September 30, research and development expense increased $666,325 or 159% from $419,644 in 2009 to $1,085,969 in 2010.  The increase in research and development expense for both the three and nine month periods occurred primarily due to the development costs associated with our next generation 3DHD visualization system. Compared with the third quarter of 2010, the Company expects a substantial decrease in research and development expense during the fourth quarter of 2010 as the development costs of its next generation 3DHD visualization system were substantially completed at September 30, 2010.

General and Administrative Expense.  General and administrative expenses include costs for administrative personnel, legal and accounting expenses and various public company expenses. General and administrative expenses were $391,807 for the three months ended September 30, 2010 compared with $347,975 for the three months ended September 30, 2009, representing an increase of $43,832 or 13%. The increase during the three months ended September 30, 2010 was primarily due to an increase in travel expense and public company related costs. For the nine months ended September 30, 2010, general and administrative expense increased $45,815 or 4% from $1,108,566 in 2009 to $1,154,381 in 2010 for similar reasons as above.

Operating loss. The operating loss for the three months ended September 30, 2010 was $633,005 compared with $203,063 for the same period in 2009. The operating loss for the nine months ended September 30, 2010 was $1,380,065 compared with $996,863 for the same period in 2009.  The increased operating loss for both periods is primarily due to the previously described increase in research and development expense. See the reconciliation of the reported net loss in accordance with generally accepted accounting principles (“GAAP”) to the non-GAAP measure of operating loss before non-cash charges following the statements of operations below.

Business Update

Next Generation 3DHD
Viking previously reported it officially launched its Next Generation 3DHD Visualization System on October 4, 2010 at the American College of Surgeons Clinical Congress (ACS) held October 3-7 in Washington, DC.  At that time the Company also announced its first distribution partners for the new system.  The Company is continuing its efforts to identify additional quality distribution partners for various regions inside and outside the United States and is in discussions with several potential distributors.

The Company has already received a record number of orders for its 3D products during the fourth quarter of 2010.  Currently the Company has commitments for the purchase of thirty two (32) 3D vision systems with 20 of those expected to be shipped during the fourth quarter and additional orders expected before yearend.  Of the systems scheduled for delivery in the fourth quarter, nine are to distribution partners for initial 3DHD demonstration systems, two are new 3DHD systems orders received from other customers and nine relate to our older generation 3Di vision system.

Jed Kennedy commented, “We are quite pleased to be preparing for a record quarter for 3D systems shipments. This type of ramp up demonstrates the level of interest in 3D visualization for minimally invasive surgery and that the market is ready to take the next step in enhanced visualization for laparoscopic surgery by adding the third dimension, a critical component to advancing complex procedures.” The demonstration systems, which are critical to the sales process and are not intended for resale, are priced at a substantial discount to the distributors’ agreed upon regular purchase price for resalable systems.  As part of the Company’s distribution strategy it requires distributors to demonstrate a financial commitment by purchasing one or more demonstration systems, depending upon the size of the distributor’s territory.

The Company previously reported that it would be presenting the 3DHD Vision System at a series of European clinical congresses.  Jed Kennedy said, “The response from Italy and Austria was outstanding. Our distribution partners are quite pleased with the results and expect that the contacts they have made at these congresses will lead to meaningful sales opportunities in 2011.” Kennedy went on to say, “We now go on to Madrid and Paris where we expect comparable feedback.”  The Company plans to complete the final internal procedures and documentation required to self certify the 3DHD system for the European community and to apply the required CE mark to the 3DHD system before year end.  The CE mark demonstrates compliance with the European community’s Medical Device Directive.

As reported earlier, Viking also plans to present the 3DHD vision system in Las Vegas at the Global Congress of Minimally Invasive Gynecology from November 8-12, 2010. Jed Kennedy stated, “Laparoscopic gynecologists are skilled minimally invasive surgeons who, the Company believes, will recognize the clinical benefits Viking’s 3DHD Vision System can bring to their large procedural base compared with conventional 2DHD cameras, without requiring the hospitals to invest in million dollar robotic systems.”

Jed Kennedy continued, “We are right on track with our expectations for the new product.  Our focus now is on expanding our distribution and ensuring that we can provide our distribution partners with demonstration systems before year end.  We want our distributors to be well prepared to begin customer demonstrations at the beginning of 2011. Once their selling process begins we expect to get a good sense for the adoption rate of this enabling technology.”  Kennedy went on to say, “Nearly all laparoscopic procedures are currently performed with a 2D camera. We plan to provide surgeons with high quality 3D vision in a cost effective and flexible format which has the potential to not only improve the quality of care but also to reduce procedure time and therefore cost of procedures.”

Liquidity and Financing
The Company reported a cash balance of $1,128,474 at September 30, 2010 compared with $1,316,372 at June 30, 2010. During the nine months ended September 30, 2010, the Company reported cash used in operating activities of $1,819,745 and purchases of fixed assets of $367,889.   Since inception of the Company’s investment agreement with Dutchess Opportunity Fund, II, LP in the first quarter of 2010 through October 31, 2010 the Company has raised $2,823,808 by selling a total of 10,913,964 shares of common stock.

Robert Mathews, Executive Vice President and CFO of Viking Systems, Inc. said, “We have been pleased with our ability to sell shares and raise capital though our financing facility with Dutchess.  This cash has been vital to our operations and to the development of our new 3DHD visualization system.  It remains critical to our operations to have access to capital as we move into the initial production phase and make the financial commitments and expenditures needed to have the components and materials necessary to begin manufacturing the new product.”

About Viking Systems, Inc.

Viking Systems, Inc. (OTCBB:VKNG - News) is a leading worldwide developer, manufacturer and marketer of 2D and 3D visualization solutions for complex minimally invasive surgery. The Company partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. For more information visit the Company's website at: www.vikingsystems.com

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by the Company’s quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Statements of Operations -Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Sales, net	$1,832,502	$1,995,614	$5,752,898	$5,149,504
Cost of sales	1,386,486	1,514,136	4,259,094	3,857,970

Gross profit	446,016	481,478	1,493,804	1,291,534

Operating expenses:
Selling and marketing	219,650	208,984	633,519	760,187
Research and development	467,564	127,582	1,085,969	419,644
General and administrative	391,807	347,975	1,154,381	1,108,566
Total operating expenses	1,079,021	684,541	2,873,869	2,288,397
Operating loss	(633,005)	(203,063)	(1,380,065)	(996,863)

Other income (expense)	440	(2,561)	1,200	114,194
Net loss	$(632,565)	$(205,624)	$(1,378,865)	$(882,669)

Net loss per share - basic and diluted	$(0.01)	$0.00	$(0.03)	$(0.02)

Weighted average shares - basic and diluted	54,755,310	42,715,110	50,401,515	42,715,110

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting the Company’s operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding the Company’s ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss, as reported	$(632,565)	$(205,624)	$(1,378,865)	$(882,669)
Adjustments:
Total other (income)/expense	(440)	2,561	(1,200)	(114,194)
Operating loss, as reported	(633,005)	(203,063)	(1,380,065)	(996,863)
Non-cash stock option expense	105,559	113,161	299,588	343,179
Depreciation and amortization	30,621	45,737	89,288	218,030
Operating loss before non-cash charges	$(496,825)	$(44,165)	$(991,189)	$(435,654)

VIKING SYSTEMS, INC.
Condensed Balance Sheets

Assets	September 30,	December 31,
	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,128,474	$721,121
Accounts receivable, net	822,797	455,488
Inventories, net	1,705,960	1,537,851
Prepaid expenses and other current assets	332,981	67,103
Total current assets	3,990,212	2,781,563

Property and equipment, net	362,202	31,101
Intangible assets, net	87,500	140,000
Total assets	$4,439,914	$2,952,664

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,083,721	$919,807
Accrued expenses	921,831	770,136
Deferred revenue	29,548	359,027
Total current liabilities	2,035,100	2,048,970

Total stockholders' equity	2,404,814	903,694
Total liabilities and stockholders' equity	$4,439,914	$2,952,664

CONTACT: Viking Systems, Inc.
Robert Mathews, EVP & CFO
(508) 366-3668 Ext. 8392